Exhibit 4.2

SAVARA INC.

RESTRICTED STOCK UNIT AGREEMENT (INDUCEMENT AWARD)

NOTICE OF GRANT OF RESTRICTED STOCK UNITS

The Awardee has been granted an award of Restricted Stock Units (the “Award”) pursuant to this Agreement, each of which represents the right to receive on the applicable Settlement Date one (1) Share of common stock of Savara Inc. (the “Company”), as follows:

Awardee:	Badrul Chowdhury

Grant Date:	November 26, 2019

Vesting Commencement Date:	November 15, 2019

Number of Restricted Stock Units:	200,000, subject to adjustment as provided by the Restricted Stock Units Agreement.

Settlement Date: For each Restricted Stock Unit, except as otherwise provided by this Award Agreement, the first date that is administratively practicable following the date on which such unit becomes a Vested Unit (if any) in accordance with the vesting schedule set forth below; but no later than March 15th of the calendar year following the calendar year in which the Restricted Stock Units become Vested Units.

Vested Units:    Except as provided by the Restricted Stock Units Agreement and provided that the Awardee’s service has not terminated, the Number of Restricted Stock Units shall become Vested Units as follows:

100% of the Restricted Stock Units shall vest on the eighteen (18) month anniversary of the Vesting Commencement Date subject to Awardee’s continued provision of Services to the Company through such date.

Notwithstanding the foregoing, in the event Awardee ceases providing Services to the Company due to the Company’s, or a successor of the Company’s termination of Awardee’s service other than for Cause or Awardee’s death or disability or due to Awardee’s resignation for Good Reason, in either case within 24 months following a Change in Control, the Restricted Stock Units shall become fully vested and free from restrictions.

For the purposes of this Award, “Cause” shall mean the commission of any act of fraud, embezzlement or dishonesty by Awardee, any unauthorized use or disclosure by such person of confidential information or trade secrets of the Company or an Affiliate or a successor company (or a subsidiary or parent thereof), or any other intentional misconduct by such person adversely affecting the business affairs of the Company or an Affiliate or a successor company (or a subsidiary or parent thereof) in a material manner.

For purposes of this Award, “Good Reason” shall mean, in each case without Awardee’s explicit written consent, which Awardee may withhold or provide in Awardee’s sole and absolute discretion, (i) a reduction by the Company or an Affiliate or a successor company (or a subsidiary or parent thereof) of more than 10% in Awardee’s rate of annual base salary as in effect immediately prior to such Change in Control; (ii) a reduction by the Company or an Affiliate or a successor company (or a subsidiary or parent thereof) of more than 10% of Awardee’s individual annual target or bonus opportunity, except under circumstances where the Company or the Affiliate or the successor company (or a subsidiary or parent thereof) implement changes to the bonus structure of similarly situated employees, including but not limited to changes to the bonus structure designed to integrate the Company’s or the Affiliate’s personnel with other personnel of the successor company (or a subsidiary or parent thereof); (iii) a change in position that materially reduces Awardee’s level of responsibility, including the level of person to whom Awardee reports; or (iv) a relocation following the Change in Control of Grantee’s primary office location (A) by more than 50 miles or (B) that would reasonably be expected to increase Awardee’s commute such that Awardee’s total (i.e., round-trip) commute would reasonably be expected to increase by more than one hour per day; provided, however, that no such occurrence shall constitute Good Reason unless (x) the Awardee gives the Company a written notice of termination for Good Reason not more than 30 days after the initial existence of the condition, (y) the grounds for termination (if susceptible to correction) are not corrected by the Company within 30 days of its receipt of such notice, and (z) the Awardee’s termination of employment occurs within 90 days following the Company’s receipt of such notice.

By their signatures below or by electronic acceptance or authentication in a form authorized by the Company, the Company and the Awardee agree that the Award is governed by this Grant Notice as well as the attached Restricted Stock Units Agreement and by the provisions of the Plan (although granted outside the Plan), both of which are made a part of this document. The Awardee shall not be entitled to this Award, which shall not be treated as having been granted, until this Agreement is executed. The Awardee represents that the Awardee has read and is familiar with the provisions of the Plan and this Award Agreement, and hereby accepts the Award subject to all of their terms and conditions.

SAVARA INC.

By:	/s/ David Lowrance
Title:	CFO

AWARDEE

Signature:	/s/ Badrul Chowdhury
Date:	November 26, 2019

Address:

SAVARA INC.

RESTRICTED STOCK UNITS AGREEMET

Savara Inc. (“Savara” or the “Company”) has granted to the Awardee named in the Notice of Grant of Restricted Stock Units (the “Grant Notice”) to which this Restricted Stock Units Agreement (the “Agreement”) is attached an Award consisting of Restricted Stock Units (the “Units”) subject to the terms and conditions set forth in the Grant Notice and this Agreement. This Award was granted outside of the Company’s 2015 Omnibus Incentive Plan (the “Plan”) as an “inducement grant” within the meaning of NASDAQ Listing Rule 5635(c)(4). Although this Award was granted outside the Plan, the Award will be governed in all respects as if issued under the Plan, as currently in effect and as may be amended hereafter from time to time, which is incorporated herein by reference.

By signing the Grant Notice, the Awardee: (a) acknowledges receipt of and represents that the Awardee has read and is familiar with the Grant Notice, this Agreement, the Plan and the prospectus for the Plan prepared in connection with the registration with the Securities and Exchange Commission of the shares issuable pursuant to the Award (the “Prospectus”), (b) accepts the Award subject to all of the terms and conditions of the Grant Notice, this Agreement and the Plan and (c) agrees to accept as binding, conclusive and final all decisions or interpretations of the Company’s Board of Directors or its delegate (collectively, the “Board”) upon any questions arising under the Grant Notice or this Agreement.

1.    Definitions and Construction.

(i)    Unless otherwise defined herein, capitalized terms shall have the meanings assigned in the Grant Notice or the Plan (despite the fact that the Units are not granted under the Plan).

(ii)    Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of this Agreement. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

2.    Administration. All questions of interpretation concerning the Grant Notice, this Agreement and the Plan shall be determined by the Board. All such determinations shall be final and binding upon all persons having an interest in the Award as provided by the Plan. Any Officer shall have the authority to act on behalf of the Company with respect to any matter, right, obligation, or election which is the responsibility of or which is allocated to the Company herein, provided the Officer has apparent or actual authority with respect to such matter, right, obligation, or election.

3.    Grant of Units. On the Grant Date, the Awardee shall acquire, subject to the provisions of this Agreement, the Number of Restricted Stock Units set forth in the Grant Notice, subject to adjustment as provided in Section 10 of this Agreement. Each Unit represents a right to receive on a date determined in accordance with the Grant Notice and this Agreement one (1) Share.

4.    No Monetary Payment Required. The Awardee is not required to make any monetary payment (other than applicable tax withholding, if any) as a condition to receiving the Units or Shares issued upon settlement of the Units, the consideration for which shall be past services actually rendered and/or future services to be rendered to the Company or an affiliate. Notwithstanding the foregoing, if required by applicable state corporate law, the Awardee shall furnish consideration in the form of cash or past services rendered having a value not less than the par value of the Shares issued upon settlement of the Units.

5.    Vesting of Units. The Units shall vest and become Vested Units as provided in the Grant Notice.

6.    Company Reacquisition Right.

(a)    Grant of Company Reacquisition Right. Except to the extent otherwise provided in an employment agreement between the Company or an Affiliate and the Awardee or this Agreement, in the event that the Awardee’s Service terminates for any reason or no reason, with or without cause, the Awardee shall forfeit and the Company shall automatically reacquire all Units which are not, as of the time of such termination, Vested Units (“Unvested Units”), and the Awardee shall not be entitled to any payment therefor (the “Company Reacquisition Right”).

(b)    Dividends, Distributions and Adjustments. Upon a dividend or distribution to the stockholders of the Company paid in shares of Stock or other property, or any other adjustment upon a change in the capital structure of the Company as described in Section 11.2 of the Plan, any and all new, substituted or additional securities or other property (other than regular, periodic dividends paid on Shares pursuant to the Company’s dividend policy) to which the Awardee is entitled by reason of the Awardee’s ownership of Unvested Units shall be immediately subject to the Company Reacquisition Right and included in the terms “Units” and “Unvested Units” for all purposes of the Company Reacquisition Right with the same force and effect as the Unvested Units immediately prior to the dividend, distribution or adjustment, as the case may be. For purposes of determining the number of Vested Units following a dividend, distribution or adjustment, credited Service shall include all service with the Company or an Affiliate at the time the service is rendered.

7.    Settlement of the Award.

(a)    Issuance of Shares. Subject to the provisions of Section 7(c) of this Agreement, the Company shall issue to the Awardee on the settlement date with respect to each Vested Unit to be settled on such date one (1) Share. Shares issued in settlement of Units shall not be subject to any restriction on transfer other than any such restriction as may be required pursuant to Section 7(c) of this Agreement, Section 10 of this Agreement, other applicable laws, insider trading policies or any agreement between the Awardee and the Company applicable to the Shares (collectively, “Share Sale Restrictions”).

(b)    Beneficial Ownership of Shares; Certificate Registration. The Awardee hereby authorizes the Company, in its sole discretion, to deposit for the benefit of the Awardee with the broker designated by the Company with which the Awardee has an account, any or all Shares acquired by the Awardee pursuant to the settlement of the Award. Except as provided by the preceding sentence, a certificate for the Shares as to which the Award is settled shall be registered in the name of the Awardee, or, if applicable, in the names of the heirs of the Awardee.

(c)    Restrictions on Grant of the Award and Issuance of Shares. The grant of the Award and issuance of Shares upon settlement of the Award shall be subject to compliance with all applicable requirements of federal, state or foreign law with respect to such securities. No Shares may be issued hereunder if the issuance of such Shares would constitute a violation of any applicable federal, state or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Shares may then be listed. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance of any shares subject to the Award shall relieve the Company of any liability in respect of the failure to issue such Shares as to which such requisite authority shall not have been obtained. As a condition to the settlement of the Award, the Company may require the Awardee to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company.

(d)    Fractional Shares. The Company shall not be required to issue fractional Shares upon the settlement of the Award.

(e)    Section 409A. It is the intent of this Agreement that it and all payments and benefits hereunder be exempt from, or comply with, the requirements of Section 409A so that none of the Restricted Stock Units provided under this Agreements or Shares issuable thereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to be so exempt or so comply. Each payment payable under this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). However, in no event with the Company reimburse Awardee, or be otherwise responsible for, any taxes or costs that may be imposed on Awardee as a result of Section 409A. For purposes of this Agreement “Section 409A” means Section 409A of the Code and any final Treasury Regulations and Internal Revenue Service guidance thereunder, as each may be amended from time to time. Notwithstanding anything in this Agreement to the contrary, if the vesting of the balance, or some lesser portion of the balance, of the Units is accelerated in connection with Awardee’s termination of Service (provided that such termination is a “separation from service” within the meaning of Section 409A, as determined by the Company), other than due to death, and if (x) Awardee is a “specified employee” within the meaning of Section 409A at the time of such termination of Service and (y) the payment of such accelerated Units will result in the imposition of additional tax under Section 409A if paid to Awardee on or within the six (6) month period following Awardee’s termination of Service, then the payment of such accelerated Restricted Stock Units will not be made until the date six (6) months and one (1) day following the date of Awardee’s termination of Service, unless Participant dies following his or her termination of Service, in which case, the Restricted Stock Units will be paid in Shares to Participant’s estate as soon as practicable following his or her death.

8.    Tax Withholding.

(a)    In General. At the time the Grant Notice is executed, or at any time thereafter as requested by the Company, the Awardee hereby authorizes withholding from payroll and any other amounts payable to the Awardee, and otherwise agrees to make adequate provision for, any sums required to satisfy the federal, state, local and foreign tax (including any social insurance) withholding obligations of the Company and its Affiliates, if any, which arise in connection with the Award, the vesting of Units or the issuance of Shares in settlement thereof. The Company shall have no obligation to deliver shares of Stock until such tax withholding obligations of the Company have been satisfied by the Awardee.

(b)    Assignment of Sale Proceeds; Payment of Tax Withholding by Check. Subject to compliance with applicable law and any Share Sale Restrictions, the Company may permit the Awardee to satisfy the tax withholding obligations in accordance with procedures established by the Company providing for either (i) delivery by the Awardee to the Company or a broker approved by the Company of properly executed instructions, in a form approved by the Company, providing for the assignment to the Company of the proceeds of a sale with respect to some or all of the Shares being acquired upon settlement of Units, or (ii) payment by check.

(c)    Withholding in Shares. The Company may require, or permit, the Awardee to satisfy all or any portion of the Company’s or Affiliate’s tax withholding obligations by deducting from the Shares otherwise deliverable to the Awardee in settlement of the Award a number of whole Shares having a fair market value, as determined by the Company as of the date on which the tax withholding obligations arise, not in excess of the amount of such tax withholding obligations determined by the applicable minimum statutory withholding rates.

9.    Death of Awardee. Any distribution or delivery to be made to Awardee under this Agreement will, if Awardee is then deceased, be made to Awardee’s designated beneficiary, or if no beneficiary survives Awardee, to Awardee’s estate. Any such transferee must furnish the Company with (i) written notice of his or her status as transferee and (ii) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.

10.    Adjustments for Changes in Capital Structure. Subject to any required action by the stockholders of the Company and the requirements of Section 409A to the extent applicable, in the event of any change in the Shares effected without receipt of consideration by the Company, whether through merger, consolidation, reorganization, reincorporation, recapitalization, reclassification, stock dividend, stock split, reverse stock split, split-up, split-off, spin-off, combination of shares, exchange of shares, or similar change in the capital structure of the Company, or in the event of payment of a dividend or distribution to the stockholders of the Company in a form other than Shares (excepting normal cash dividends) that has a material effect on the Fair Market Value of Shares, appropriate and proportionate adjustments shall be made in the number of Units subject to the Award and/or the number and kind of shares to be issued in settlement of the Award, in order to prevent dilution or enlargement of the Awardee’s rights under the Award. For purposes of the foregoing, conversion of any convertible securities of the Company shall not be treated as “effected without receipt of consideration by the Company.” Any fractional Share resulting from an adjustment pursuant to this Section shall be rounded down to the nearest whole number. Such adjustments shall be determined by the Board, and its determination shall be final, binding and conclusive.

11.    Rights as a Stockholder or Employee. The Awardee shall have no rights as a stockholder with respect to any Shares which may be issued in settlement of this Award until the date of the issuance of a certificate for such Shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date such certificate is issued, except as provided in Section 10 of this Agreement. If the Awardee is an Employee, the Awardee understands and acknowledges that, except as otherwise provided in a separate, written employment agreement between the Company or an Affiliate and the Awardee, the Awardee’s employment is “at will” and is for no specified term. Nothing in this Agreement shall confer upon the Awardee any right to continue in the service of the Company or an Affiliate or interfere in any way with any right to terminate the Awardee’s service at any time.

12.    Legends. The Company may at any time place legends referencing any applicable federal, state or foreign securities law restrictions on all certificates representing Shares issued pursuant to this Agreement. The Awardee shall, at the request of the Company, promptly present to the Company any and all certificates representing Shares acquired pursuant to this Award in the possession of the Awardee in order to carry out the provisions of this Section.

13.    Miscellaneous Provisions.

(a)    Termination or Amendment. The Board may terminate or amend this Agreement at any time; provided, however, that except as provided above in Section 12 in connection with a Change in Control, no such termination or amendment may adversely affect the Awardee’s rights under this Agreement without the consent of the Awardee unless such termination or amendment is necessary to comply with applicable law or government regulation, including, but not limited to, Section 409A. No amendment or addition to this Agreement shall be effective unless in writing.

(b)    Nontransferability of the Award. Prior to the issuance of Shares on the applicable Settlement Date, neither this Award nor any Units subject to this Award shall be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Awardee or the Awardee’s beneficiary, except transfer by will or by the laws of descent and distribution. All rights with respect to the Award shall be exercisable during the Awardee’s lifetime only by the Awardee or the Awardee’s guardian or legal representative.

(c)    Further Instruments. The parties hereto agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.

(d)    Binding Effect. This Agreement shall inure to the benefit of the successors and assigns of the Company and, subject to the restrictions on transfer set forth herein, be binding upon the Awardee and the Awardee’s heirs, executors, administrators, successors and assigns.

(e)    Delivery of Documents and Notices. Any document relating to this Agreement or any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given (except to the extent that this Agreement provides for effectiveness only upon actual receipt of such notice) upon personal delivery, electronic delivery at the e-mail address, if any, provided for the Awardee by the Company or any Affiliate, or upon deposit in the U.S. Post Office or foreign postal service, by registered or certified mail, or with a nationally recognized overnight courier service, with postage and fees prepaid, addressed to the other party at the address shown below that party’s signature to the Grant Notice or at such other address as such party may designate in writing from time to time to the other party.

i.    Description of Electronic Delivery. The Plan documents, which may include but do not necessarily include: the Plan, the Grant Notice, this Agreement, the Plan Prospectus, and any reports of the Company provided generally to the Company’s stockholders, may be delivered to the Awardee electronically. In addition, the Awardee may deliver electronically the Grant Notice to the Company or to such third party involved in administering the Plan as the Company may designate from time to time. Such means of electronic delivery may include but do not necessarily include the delivery of a link to a Company intranet or the Internet site of a third party involved in administering this Agreement, the delivery of the document via e-mail or such other means of electronic delivery specified by the Company.

ii.    Consent to Electronic Delivery. The Awardee acknowledges that the Awardee has read Section 11(e)(i) of this Agreement and consents to the electronic delivery of the Grant Notice, as described in Section 11(e)(i). The Awardee acknowledges that he or she may receive from the Company a paper copy of any documents delivered electronically at no cost to the Awardee by contacting the Company by telephone or in writing. The Awardee further acknowledges that the Awardee will be provided with a paper copy of any documents if the attempted electronic delivery of such documents fails. Similarly, the Awardee understands that the Awardee must provide the Company or any designated third-party administrator with a paper copy of any documents if the attempted electronic delivery of such documents fails. The Awardee may revoke his or her consent to the electronic delivery of documents described in Section 11(e)(i) or may change the electronic mail address to which such documents are to be delivered (if Awardee has provided an electronic mail address) at any time by notifying the Company of such revoked consent or revised e-mail address by telephone, postal service or electronic mail. Finally, the Awardee understands that he or she is not required to consent to electronic delivery of documents described in Section 11(e)(i).

14.    Integrated Agreement. This Award is subject to the provisions of the Plan (despite the fact that the Award is not granted under the Plan). The Grant Notice, this Agreement and the Plan, together with any employment, service or other agreement between the Awardee and the Company or an Affiliate referring to the Award, shall constitute the entire understanding and agreement of the Awardee and the Company or an Affiliate with respect to the subject matter contained herein or therein and supersede any prior agreements, understandings, restrictions, representations, or warranties among the Awardee and the Company or an Affiliate with respect to such subject matter other than those as set forth or provided for herein or therein. To the extent contemplated herein or therein, the provisions of the Grant Notice, this Agreement and the Plan shall survive any settlement of the Award and shall remain in full force and effect.

15.    Applicable Law. This Agreement shall be governed by the laws of the State of California as such laws are applied to agreements between California residents entered into and to be performed entirely within the State of California.

16.    Counterparts. The Grant Notice may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.